Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-104388) of BWAY Corporation of our report dated January 23, 2004, except with respect to the matter discussed in Note 20, as to which the date is July 7, 2004, with respect to the consolidated financial statements of North America Packaging Corporation and Subsidiary, included in this Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about September 20, 2004.

/s/ Ernst & Young LLP

Raleigh, NC

September 20, 2004